Exhibit 23.2


                 CONSENT OF INDEPENDENT ACCOUNTANTS


The Members
Servercast Communications, L.L.C.:


      We consent to the incorporation by reference in the Registration Statement on Form S-8 of NaviSite, Inc. of our report dated May 28, 1999, with respect to the consolidated balance sheets of Servercast Communications, L.L.C. as of December 31, 1997 and June 30, 1998, and the related statements of operations, members' equity (deficit), and cash flows for the period from inception (February 6, 1997) through December 31, 1997 and for the six months ended June 30, 1998, which report appears in the Registration Statement on Form S-1 (Registration No. 333- 83501) filed by the Company under the Securities Act of 1933, as amended, which was declared effective by the Securities and Exchange Commission on October 21, 1999.


/s/ KPMG LLP

KPMG LLP

Boston, Massachusetts
October 29, 1999